EXHIBIT 99.1

NEWS RELEASE

DST Systems, Inc.                 Contact:
333 West 11th Street              Thomas A. McDonnell  (816)435-8684
Kansas City, MO                   President and Chief Executive Officer
64105-1594
                                  Kenneth V. Hager  (816)435-8603
NYSE Symbol:  DST                 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE                                                    Page 1




        DST SYSTEMS, INC SELLS $840 MILLION CONVERTIBLE SENIOR DEBENTURES

KANSAS CITY, MO (August 12, 2003) - DST Systems, Inc. ("DST" or the "Company") (NYSE: DST) announced today the completion of its offering of Convertible Senior Debentures due 2023. The initial purchasers of the $700 million offering exercised their option to purchase an additional $140 million of the debentures. The offering, completed pursuant to Rule 144A under the Securities Act of 1933, consisted of $540 million of 4.125% Series A Convertible Senior Debentures due 2023 and $300 million of 3.625% Series B Convertible Debentures due 2023.

The Debentures are convertible into shares of DST Common Stock if the trading price of DST Common Stock reaches 120% or more of the initial conversion price of $49.08 per share during specified trading periods, and upon the occurrence of certain other events.

The Series A Debentures are callable by DST on or after August 20, 2010 and DST may be required by holders to purchase them on August 15, 2010, August 15, 2015 and August 15, 2020. The Series B Debentures are callable by DST on or after August 20, 2008 and DST may be required by the holders to purchase them on August 15, 2008, August 15, 2013 and August 15, 2018. These terms and other material terms and conditions applicable to the Debentures are governed by an Indenture which is being filed by DST with the Securities and Exchange Commission.

This press release is not an offer to sell, nor the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which that would be unlawful. The Debentures have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption therefrom.


                                    * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.